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                                                                    EXHIBIT 10.1

                            [GTECH CORPORATION LOGO]

                    SENIOR STAFF OFFICER STOCK OWNERSHIP PLAN
                                    DOCUMENT

                                   1 JULY 2003

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PURPOSE AND PHILOSOPHY:

Grants of restricted shares and stock options of GTECH Holdings Corporation are a valuable tool for the Company to reward high impact individuals and align key leaders' interests with those of the shareholders. As such, the Company will require that Senior Staff Officers maintain ownership of stock equivalent to a percentage of their base salary.

APPROVALS:

This Senior Staff Officer Stock Ownership Plan was approved by the Compensation Committee of the Board of Directors as documented in secretary minutes for February 27, 2003.

PARTICIPANTS:

Senior Staff Officers required to participate in the Plan are:
CEO, COO, SVP and CTO, SVP Business Development and Government Affairs, SVP Global Services, SVP Corporate Development, SVP and General Counsel, CFO, SVP Human Resources and such other Officers who may be appointed to the Senior Staff.

PLAN DESIGN:

Stock ownership requirements are based on a multiple of the participant's salary as adjusted for the applicable fiscal year. The CEO is required to attain ownership equal to two times (2X) base salary. All other Senior Staff Officers are required to attain ownership equal to one times (1X) base salary.

                  Required participation will commence at the beginning of the fiscal year (including for new hires). Fiscal Year 2004 is the first year of the Plan. Participants will be required to meet the ownership target under the following schedule:

---------------------------------------------
Year    % Ownership Requirement   % of Salary
---------------------------------------------
                                  CEO     SVP
---------------------------------------------
1                   20             40      20
---------------------------------------------
2                   40             80      40
---------------------------------------------
3                   60            120      60
---------------------------------------------
4                   80            160      80
---------------------------------------------
5                  100            200     100
---------------------------------------------

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VALUE DETERMINATION:

Target achievement compliance will be measured at the end of each fiscal year based on the participants' fiscal year-end salary and the value of Qualifying Shares, as defined below, determined utilizing the average closing stock price for the 30 trading days prior to the fiscal year-end. Compliance will also be measured in the manner set forth below before any sales of stock or exercises of options are approved by the Legal Department under the Insider Trading Policy.

OWNERSHIP:

In order to satisfy the ownership guidelines, the participant must own and hold Unencumbered Qualifying Shares, which may include any combination of the following:

                  1. The vested portion of stock awarded under the Management Incentive Plan, (irrespective of transfer restrictions).

                  2. The vested portion of annual restricted stock awards, if any, granted as part of the Long-term Incentive Plan.

                  3. Shares acquired through the ESPP (irrespective of transfer restrictions).

                  4. Shares purchased by the participant in the open market.

                  5. Exercised options to the extent they are retained by the participant.

                  6. Any other vested and unencumbered shares owned or earned by the participant.

The following are excluded from the definition of Qualifying Shares:

                  1. Unexercised options or options which have been exercised if the acquired shares are sold.

                  2.       Unvested restricted stock grants.

                  3. The unvested portion of any restricted stock awards, including the discounted portion under the Management Incentive Plan.

                  4. Other encumbered shares. An "Encumbered" share is defined as any share of GTECH stock in which the individual owns less than 100% of the ownership interest or which possesses a substantial risk of forfeiture, including shares held on margin, shares pledged as collateral and shares held in joint ownership or contributed to a trust. However, stock transfer restrictions alone do not cause stock to be considered encumbered for purposes of this plan.

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SALE OR TRANSFER OF SHARES:

                  1. The sale and/or transfer of shares of stock, including options or shares acquired by the exercise of options, is allowed for the amount of the value of shares in excess of the ownership requirement in effect at the time of the proposed sale or transfer.

                  2. Sale and/or transfer of stock, including options or shares acquired by the exercise of options, is prohibited if the participant is not in compliance with the target or a sale or transfer will result in the participant falling out of compliance.

                  3. For the purposes of a sale or transfer, compliance will be measured at the time of the proposed sale or transfer. The ownership requirement will be based on a quarterly measurement at the point in time during the year in which the sale or transfer is to be made. (For example, if the transfer is proposed in the first quarter, 25% of the requirement for that fiscal year will apply.) The stock value used for measurement will be the market value on the date of a request for approval to sell or transfer shares.

                  4. Nothing in this plan requires the participant to enter the market and purchase additional shares in the event the executive is not in compliance with the ownership guidelines.

                  5. Participants must receive approval from the Legal Department, in accordance with the Insider Trading Policy and this plan, before executing any sale of transfer of GTECH stock or options.

                  6. Participants are permitted to sell shares, irrespective of this Plan, solely for the purpose of paying applicable taxes on any vesting shares.

HARDSHIP:

                           The participant may petition the Compensation Committee for relief from the plan requirements in cases of hardship or exceptional circumstances. The Compensation Committee has sole discretion to grant an exception to the plan.

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